Viad Corp Announces First Quarter Results

Net Income per Share of $0.05

Income Before Other Items per Share of $0.12

PHOENIX, April 27, 2012 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced first quarter 2012 net income of $1.0 million, or $0.05 per diluted share. Viad's income before other items of $2.4 million, or $0.12 per diluted share, excludes net restructuring charges of $1.4 million after tax. This compares to the company's prior guidance of a loss of $0.01 per share to income of $0.11 per share and 2011 first quarter income before other items of $0.49 per share. The expected declines versus 2011 were primarily related to negative show rotation at Viad's Marketing & Events Group.

  Revenue was $268.8 million as compared to $290.1 million in 2011.
  Segment operating income was $5.5 million as compared to $17.3 million in 2011.
  Free cash flow was an outflow of $5.6 million compared to an inflow of $11.9 million in 2011.
  The Banff International Hotel was purchased on March 7, 2012 for $23.6 million in cash.
  Cash and cash equivalents were $71.6 million at March 31, 2012.
  Debt was $2.9 million, with a debt-to-capital ratio of 0.7% at March 31, 2012.

Paul B. Dykstra, chairman, president and chief executive officer, said, "Viad had a strong start to the year, driving better than expected revenue, which enabled us to post operating results at the high-end of our prior guidance. The Marketing & Events Group posted U.S. base same-show revenue growth of 9.3 percent, and the Travel & Recreation Group completed its fourth acquisition since January 2011. Overall exhibitor spending was strong, and we had solid execution from our team. Our entire organization remains focused on driving additional growth in revenue and profits, and we continue to expect full year results to show substantial improvement over 2011."

Business Group Highlights

	First Quarter
($ in millions)	2012	2011	Change

Revenue:
Marketing & Events Group:
U.S.	$ 206.9	$ 231.7	$ (24.8)	-10.7%
International	57.8	54.0	3.8	7.1%
Intersegment eliminations	(2.6)	(1.3)	(1.3)	-98.9%
Total	262.0	284.3	(22.3)	-7.8%
Travel & Recreation Group	6.7	5.8	1.0	16.8%
Total	$268.8	$ 290.1	$ (21.3)	-7.4%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ 7.2	$ 17.9	$(10.7)	-59.6%
International	3.9	3.8	0.1	1.9%
Total	11.1	21.7	(10.6)	-48.9%
Travel & Recreation Group	(5.6)	(4.5)	(1.1)	-24.9%
Total	$ 5.5	$ 17.3	$ (11.7)	-67.9%

Operating margins:
Marketing & Events Group	4.2%	7.6%	(340)	bps
Travel & Recreation Group	-82.8%	-77.4%	(540)	bps
Total	2.1%	5.9%	(380)	bps
Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

For the first quarter of 2012, the Marketing & Events Group's results were at the high end of the company's prior guidance. Revenue was $262.0 million with operating income of $11.1 million, down $22.3 million and $10.6 million, respectively, from the 2011 quarter. The expected declines from 2011 were driven primarily by negative show rotation revenue of approximately $47 million as compared to the 2011 quarter.

U.S. segment revenue was $206.9 million with operating income of $7.2 million, down $24.8 million and $10.7 million, respectively, from the 2011 quarter. The expected declines were driven primarily by negative show rotation of approximately $45 million, which was partially offset by base same-show revenue growth of 9.3 percent and success in capturing additional exhibitor spending.

First quarter International segment revenue increased $3.8 million from the 2011 quarter to $57.8 million, with a $72,000 increase in operating income. The revenue increase was primarily driven by increased demand and new show wins in Canada, partially offset by negative show rotation revenue of approximately $2 million. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of approximately $1 million and $96,000, respectively, as compared to the 2011 first quarter.

Dykstra said, "The Marketing & Events Group had a solid first quarter with strong U.S. base same-show revenue growth. Many shows saw greater exhibitor participation, and we successfully captured additional exhibitor spending while delivering great customer service. We are focused on growing revenue and on driving more of that revenue to the bottom line through diligent labor management, tight control of discretionary spending and continued efforts to optimize our service delivery network."

Travel & Recreation Group

Travel & Recreation Group results were at the high end of the company's prior guidance. Revenue was $6.7 million with an operating loss of $5.6 million for the seasonally slow first quarter, as compared to revenue of $5.8 million and an operating loss of $4.5 million during the 2011 quarter. The revenue increase was primarily due to organic growth at Brewster and the acquisition of the Banff International Hotel on March 7, 2012. The decline in operating results versus the 2011 quarter reflects seasonal operating losses at the Denali properties and at St. Mary Lodge & Resort, which were acquired later in 2011. Additionally, foreign exchange rate variances had an unfavorable impact on revenue of approximately $106,000 and a favorable impact on operating results of approximately $43,000 as compared to the 2011 quarter.

Dykstra said, "We made important progress against our Travel & Recreation strategic growth initiatives during the first quarter. We completed the acquisition of the Banff International Hotel, and we received regulatory approval to construct the Glacier Discovery Walk attraction in Jasper National Park, which we anticipate opening in the summer of 2013. We posted solid growth during a seasonally slow period, and we look forward to the segment's substantial profit contributions during the summer tourism season."

2012 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We expect 2012 full year results to substantially improve over 2011, with strong growth from both the Marketing & Events Group and the Travel & Recreation Group. We expect the Marketing & Events Group to benefit from continued industry growth and the cost structure improvements we made during the past few years. We remain focused on continuing to increase efficiencies and drive down costs. We expect revenues from our high-margin Travel & Recreation Group to increase by about 20 percent, fueled by both acquisitions and organic growth, including full availability of the rooms that were closed for renovation at Many Glacier Hotel in 2011."

2012 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to increase at a single-digit rate compared to 2011.
    Base same-show revenue is expected to increase at a mid-single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Annualshow rotation, which refers to shows that occur less frequently than annually, is not expected to have a meaningful impact on full year revenue. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.

    First quarter show rotation negatively impacted revenue by approximately $47 million.
    Second quarter show rotation is expected to negatively impact revenue by approximately $10 million.
    Third quarter show rotation is expected to positively impact revenue by approximately $50 million.
    Fourth quarter show rotation is expected to positively impact revenue by approximately $5 million.
    Exchange rate variances are expected to negatively impact revenue by approximately $7 million versus 2011.
  Operating income is expected to improve by $6 million to $11 million, driven primarily by continued improvements in U.S. segment profitability.

Travel & Recreation Group

  Revenue is expected to increase by approximately 20 percent from 2011 (up from prior guidance of 15 percent primarily due to the acquisition of the Banff International Hotel). Exchange rate variances are expected to negatively impact revenue by approximately $2 million versus 2011.
  Operating margins are expected to be comparable to 2011 margins of 19.8 percent.

Corporate & Other

  Corporate activities expense is expected to approximate $9.5 million (up from prior guidance of $8 million primarily due to costs related to the amendment and restatement of the company's shareholder rights plan, as well as higher legal costs related to employee benefits associated with previously divested operations). The additional expense is expected to occur primarily during the first half of 2012.
  Exchange rates are assumed to approximate $1.00 U.S. Dollars per Canadian Dollar and $1.57 U.S. Dollars per British Pound. Currency translation is expected to negatively impact income by approximately $0.03 per share.
  The effective tax rate on income before other items is assumed to approximate 36 percent, as compared to 31.4 percent in 2011.

2012 Second Quarter Guidance

For the second quarter, Viad's income per share is expected to be in the range of $0.08 to $0.19. This compares to second quarter 2011 income before other items of $0.26 per share. Revenue is expected to be in the range of $235 million to $250 million as compared to $238.7 million in the 2011 second quarter. Segment operating income is expected to be in the range of $6 million to $9.5 million as compared to $9.9 million in 2011. Additionally, corporate activities expense is expected to be approximately $1.5 million greater than the 2011 quarter, primarily reflecting higher expenses as discussed above.

Implicit within this guidance, are the following group revenue and operating income expectations:

($ in millions)	Group Revenue			Group Operating Income
	Low End	High End		Low End	High End

Marketing & Events Group	$ 210.0	to	$ 220.0	$ 3.5	to	$ 6.5
Travel & Recreation Group	$ 25.0	to	$ 30.0	$ 2.0	to	$ 3.5

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2012 results on Friday, April 27 at 9 a.m. (ET). To join the live conference, call (800) 779-3189, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 469-7798 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaskan Park Properties. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contact: Melinda Keels Investor Relations (602) 207-2681 mkeels@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
(000 omitted, except per share data)	2012	2011	$ Change	% Change

Revenues	$ 268,772	$ 290,098	$ (21,326)	-7.4%

Segment operating income	$ 5,533	$ 17,259	$ (11,726)	-67.9%
Corporate activities (Note A)	(1,777)	(1,271)	(506)	-39.8%
Restructuring charges (Note B)	(2,225)	(269)	(1,956)	**
Net interest expense	(189)	(198)	9	4.5%
Income before income taxes	1,342	15,521	(14,179)	-91.4%
Income taxes	(527)	(5,900)	5,373	91.1%
Net income	815	9,621	(8,806)	-91.5%
Net loss attributable to noncontrolling interest	212	166	46	27.7%
Net income attributable to Viad	$ 1,027	$ 9,787	$ (8,760)	-89.5%

Diluted income per common share (Note C):
Net income attributable to Viad common
shareholders	$ 0.05	$ 0.48	$ (0.43)	-89.6%

Basic income per common share (Note C):
Net income attributable to Viad common
shareholders	$ 0.05	$ 0.48	$ (0.43)	-89.6%

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding shares	19,645	19,778	(133)	-0.7%

Weighted-average outstanding and potentially
dilutive shares	19,917	20,080	(163)	-0.8%
** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Activities — The increase in corporate activities expense for the three months ended

March 31, 2012 was primarily due to costs related to the amendment and restatement of the

Company's shareholder rights plan, as well as higher legal costs related to employee benefits associated with previously divested operations.

(B)

Restructuring Charges — During the three months ended March 31, 2012 and 2011, Viad recorded restructuring charges of $2.2 million ($1.4 million after-tax) and $269,000 ($165,000 after-tax),

respectively. The charges primarily related to facility consolidations and the elimination of certain positions in the Marketing & Events

Group.

(C)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended March 31,
(000 omitted, except per share data)	2012	2011	$ Change	% Change

Net income attributable to Viad	$ 1,027	$ 9,787	$ (8,760)	-89.5%
Less: Allocation to nonvested shares	(28)	(240)	212	88.3%
Net income allocated to Viad common shareholders	$ 999	$ 9,547	$ (8,548)	-89.5%

Weighted-average outstanding shares	19,645	19,778	(133)	-0.7%

Basic income per common share attributable to
Viad common shareholders	$ 0.05	$ 0.48	$ (0.43)	-89.6%

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended March 31,
(000 omitted)	2012	2011	$ Change	% Change

Income before other items (Note A):
Net income attributable to Viad	$ 1,027	$ 9,787	$ (8,760)	-89.5%
Restructuring charges, net of tax	1,393	165	1,228	**
Income before other items	$ 2,420	$ 9,952	$ (7,532)	-75.7%

(per diluted share)

Income before other items:
Net income attributable to Viad	$ 0.05	$ 0.48	$ (0.43)	-89.6%
Restructuring charges, net of tax	0.07	0.01	0.06	**
Income before other items	$ 0.12	$ 0.49	$ (0.37)	-75.5%

	Three months ended March 31,
(000 omitted)	2012	2011	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 1,027	$ 9,787	$ (8,760)	-89.5%
Interest expense	358	412	(54)	13.1%
Income taxes	527	5,900	(5,373)	91.1%
Depreciation and amortization	6,959	6,971	(12)	0.2%
Adjusted EBITDA	$ 8,871	$ 23,070	$ (14,199)	-61.5%

	Three months ended March 31,
(000 omitted)	2012	2011	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by operating activities	$ 2,785	$ 20,344	$ (17,559)	-86.3%
Less:
Capital expenditures	(7,548)	(7,677)	129	1.7%
Dividends paid	(813)	(815)	2	0.2%
Free cash flow (outflow)	$ (5,576)	$ 11,852	$ (17,428)	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America

("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-

period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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